Exhibit 10.11

June 25, 2015

Balkrishan Gill

XXXXXX

XXXXXX

Dear Simba:

On behalf of Evelo Therapeutics, Inc. (the “Company”), I am delighted to offer you employment with the Company. Your initial position will be President and Chief Executive Officer, reporting to the Company’s board of directors (the “Board”). This offer letter is subject to and will become effective only upon your obtaining authorization to work in the United States and commencing employment with the Company. We anticipate that your employment will start effective July 1, 2015 (the “Start Date”), pending necessary INS approvals. In this key position you will have responsibility for driving the strategic direction of the Company, as well as oversight of all operational activities of the Company. In your role you are expected to build and supervise a team to execute against objectives and to develop and manage processes and systems to support these functions. You will also be expected to perform such other services for the Company, as may be assigned to you from time to time by the Board or its designee.

This offer letter and the accompanying documents and agreements summarize and set forth important terms about your employment with the Company. As is generally true for Company employees, you will be employed on an at-will basis, which means that neither you nor the Company are guaranteeing this employment relationship for any specific period of time. Either of us may choose to end the employment relationship at any time, for any reason, with or without notice. In addition, you should understand that the descriptions of benefits and other compensation arrangements set forth herein are meant to be summary in form and may be subject to change. If any benefit is subject to a benefit plan, the terms of that plan will control. Other than the terms of this offer letter, the Company reserves the right to alter, supplement or rescind its employment procedures, benefits or policies (other than the employment at-will policy) at any time in its sole and absolute discretion and without notice.

1.	Compensation.

a. Salary. Your initial base salary will be at a rate of $400,000 on an annualized basis, minus customary deductions for federal and state taxes and the like, payable in installments in accordance with the Company’s normal payroll practices.

b. Annual Performance Bonus. You will become eligible to receive an annual bonus of up to fifty percent (50%) of your base salary (the “Annual Bonus”) following the completion of a Series B preferred stock financing with institutional investors or the completion of a significant strategic transaction, in each case as determined by the Board. The amount of any Annual Bonus will be determined by the Board in its sole discretion based on your achievement of specific milestones or performance criteria established annually by the Board after consulting with you. The Annual Bonus shall be paid to you no later than March 15th of the calendar year immediately following the calendar year for which it was earned. You must be employed by the Company at the time that the Annual Bonus is paid in order to be eligible for and have earned the Annual Bonus.

c. Stock Options. Subject to the terms of and contingent upon your execution of a stock option agreement (the “Option Agreement”) issued pursuant to the Company’s 2015 Stock Incentive Plan and subject to Board approval, you will be issued an option (the “CEO Option”) to purchase a number of shares of common stock of the Company determined by the Board and intended to represent (i) 7% of the fully diluted shares outstanding immediately after the closing of the Company’s Series A preferred stock financing, assuming conversion of all shares of preferred stock, warrants and options then outstanding, minus (ii) 630,000 shares. The vesting of the option to purchase 630,000 shares of the Company’s common stock granted to you on June 8, 2015 (the “Advisor Option”) shall continue according to its terms and shall not be impacted by the grant of the CEO Option. The CEO Option will be issued with an exercise price per share equal to the fair market value per share of the Company’s common stock on the date of the grant as determined by the Board of Directors. The CEO Option will vest as to 25% of the total number of shares subject to such option on the first anniversary of your Start Date and thereafter the remaining 75% shall vest in 12 substantially equal installments on the final day of each successive three month period thereafter, such that the CEO Option will be fully vested on the fourth anniversary of the Start Date, in all events, provided that you remain continuously employed through the applicable vesting day. For the avoidance of doubt, the sum of the number of shares of Company common stock originally subject to the CEO Option and the shares of Company common stock originally subject to the Advisor Option shall be intended to represent a total of 7% of the fully diluted shares outstanding immediately after the closing of the Company’s Series A preferred stock financing. The aforesaid will be subject to the specific terms and conditions of the 2015 Stock Incentive Plan and applicable Option Agreement, which, in the case of inconsistency, shall govern.

d. Benefits. You will be eligible to participate in the Company’s benefit plans to the same extent as, and subject to the same terms, conditions and limitations applicable to, other Company employees of similar rank and tenure. Summaries of each of the Company’s benefit plans are available to you. You will be reimbursed for all reasonable out-of-pocket expenses incurred during the performance of your duties, in accordance with the Company’s reimbursement policies as established or modified from time to time by the Company. Each calendar year you will be eligible to receive four (4) weeks’ vacation and holidays as set forth by the Company and subject to the Company’s vacation and holiday policies as in effect from time to time.

e. Participation Right. Subject to applicable law and your continued employment through the investment date, you shall have the right, but not the obligation, to invest in each of the first and second closings of the sale of the Company’s Series A preferred stock to institutional investors at a purchase price share equal to the purchase price per share offered to other participants in such financing round, provided that any such investment(s) may not exceed $500,000 in the aggregate.

2.	Severance Pay and Benefits upon Termination of Employment.

a. Termination by the Company Other Than for Cause, Death or Disability. Except as otherwise provided in Section 2.b., if the Company terminates your employment other than for Cause or Disability (as these terms are defined below) or death, and conditioned upon your execution and non-revocation of and compliance with a separation agreement (which shall contain, among other things, a full and general release of claims to the Company and its affiliates and their respective directors, officers, agents and employees) in a form reasonably satisfactory to the Company (the “Separation Agreement”) and your continued compliance with your obligations set forth in your Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement (the “Confidentiality Agreement”) described in Section 5 below, then the Company shall provide you with: (i) payments equal to twelve (12) months of your then current base salary, payable in periodic installments over twelve (12) months in accordance with the Company’s normal payroll practices; and (ii) if you properly elect to receive continued coverage under the Company’s group health plans pursuant to Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), direct payment of or reimbursement to you for a portion of your COBRA premiums at the Company’s normal rate of contribution for employees for your (and your covered dependents’) coverage at the level in effect immediately prior to your termination for the period commencing on your termination date and ending on the earliest of (x) the first anniversary of your termination date, (y) the date you and/or your covered dependents become no longer eligible for COBRA and (z) the date you become eligible to receive comparable healthcare coverage from a subsequent employer (and you agree to promptly notify the Company of such eligibility). Notwithstanding the foregoing, if the Company determines it cannot provide the benefit in clause (ii) of the immediately preceding sentence without potentially violating applicable law (including Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company shall in lieu thereof pay you taxable monthly payments in an amount equal to the portion of the health care premiums that the Company paid for your and your covered dependents’ group health coverage for the month in which your termination occurred, which payments shall be made regardless of whether you elect COBRA continuation coverage and will commence in the month following the month in which the termination date occurs and will end on the earliest of (X) the first anniversary of your termination date, (Y) the date you and/or your covered dependents become no longer eligible for COBRA and (Z) the date you become eligible to receive comparable healthcare coverage from a subsequent employer (and you agree to promptly notify the Company of such eligibility).

b. Change of Control Termination. If (a) the Company terminates your employment for reasons other than for Cause or Disability or death or (b) you resign from your employment for Good Reason (as defined below), in either case, upon or within twelve (12) months following the consummation of a Change of Control and conditioned upon your execution and non-revocation of the Separation Agreement and your continued compliance with your obligations set forth in the Confidentiality Agreement, then you shall be entitled to receive the payments and benefits set forth in Section 2.a. (for the avoidance of doubt, without duplication thereto) and, in addition, all Company stock options and other Company stock-based awards subject solely to time-based vesting conditions held by you as of the date of termination shall immediately accelerate and become fully vested, exercisable and/or nonforfeitable (as applicable) as of date of termination.

c. Certain Definitions. For purposes of this offer letter:

(i) “Change of Control” means (i) a merger or consolidation of the Company with or into any other corporation or other entity or person, (ii) a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the Company’s assets, or (iii) any other transaction, including without limitation, the sale by the Company of new shares of its capital stock or a transfer of existing shares of capital stock of the Company, the result of which is that a third party that is not an affiliate of the Company or its stockholders (or a group of third parties not affiliated with the Company or its stockholders) immediately prior to such transaction acquires or holds capital stock of the Company representing a majority of the Company’s outstanding voting power immediately following such transaction; provided that the following events shall not constitute a “Change in Control”: (A) a transaction (other than a sale of all or substantially all of the Company’s assets) in which the holders of the voting securities of the Company immediately prior to the merger or consolidation hold, directly or indirectly, a majority of the voting securities in the successor corporation or its parent immediately after the merger or consolidation; (B) a sale, lease, exchange or other transaction in one transaction or a series of related transactions of all or substantially all of the Company’s assets to an affiliate of the Company; (C) an initial public offering of, or other financing involving, any of the Company’s securities; (D) a reincorporation of the Company solely to change its jurisdiction; or (E) a transaction undertaken for the primary purpose of creating a holding company that will be owned in substantially the same proportion by the persons who held the Company’s securities immediately before such transaction.

(ii) “Cause” means any one or more of the following actions: (i) your material breach of the terms and conditions of this offer letter, (ii) your willful, malfeasant, dishonest or reckless conduct, in each case that relates to the Company and causes the Company material harm or damage, (iii) your commission of an act of fraud, theft, misappropriation or embezzlement, or conviction, or pleading nolo contendere to a felony or any other crime involving moral turpitude, or (iv) your failure to substantially perform your duties or comply with a lawful directive of the Board.

(iii) “Disability” means, at any time the Company or any of its affiliates sponsors a long-term disability plan for the Company’s employees, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability,

“Disability” shall refer to that definition of disability which, if you qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether you have a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan. At any time the Company does not sponsor a long-term disability plan for its employees, “Disability” shall mean your inability to perform, with or without reasonable accommodation, the essential functions of your positions hereunder for a total of three months during any six-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers. Any refusal by you to submit to a medical examination for the purpose of determining Disability shall be deemed to constitute conclusive evidence of your Disability.

(iv) “Good Reason” means that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following actions undertaken by the Company without your express prior written consent: (i) the material diminution in your responsibilities, authority and function; or (ii) a reduction in your base salary or Annual Bonus opportunity (which such reduction shall be disregarded when determining the amount of payments due following a termination of employment for Good Reason); or (iii) a requirement by the Company that you relocate your principal location of employment to a location that is more than fifty (50) miles from your principal work location at the time of the occurrence of the applicable Change in Control event.

(v) “Good Reason Process” means that (i) you have reasonably determined in good faith that a Good Reason condition has occurred; (ii) you have notified the Company in writing of the first occurrence of the Good Reason condition within thirty (30) days of the first occurrence of such condition; (iii) you have provided the Company a period of not less than thirty (30) days following such notice (the “Cure Period”) to remedy the condition following which Cure Period the Good Reason condition continues to exist; and (iv) you terminate your employment within thirty (30) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

d. Following your termination of employment for any reason, you will be entitled to receive the sum of: (i) any base salary earned through your termination date but not yet paid, (ii) any expenses owed to you pursuant to the Company’s expense reimbursement policy; and (iii) any amount accrued and arising from your participation in, or benefits accrued under the Company’s employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements. Except as otherwise expressly required by law or as specifically provided in Section 2.a., 2.b. or this 2.d., all of your rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of your employment. In the event your employment is terminated for any reason, your sole and exclusive remedy will be to receive the payments and benefits described in Section 2.a., 2.b. and this 2.d., as applicable. For the avoidance of doubt, should you voluntarily terminate your employment for any reason (other than Good Reason within twelve (12) months following the occurrence of a Change in Control), you shall not be entitled to any severance payments, benefits or acceleration of vesting described in Section 2.a. or 2.b. or otherwise. Nothing in this Section 2 shall alter your status as an at-will employee.

3.     Certifications by You. By signing this offer letter, you are certifying to the Company that your employment with the Company does not, and will not, require you to breach any agreement entered into by you prior to employment with the Company (i.e., you have not entered into any agreements with previous employers that are in conflict with your obligations to the Company). Please understand that the Company does not want you to disclose any confidential information belonging to a previous employer or to incorporate the proprietary information of any previous employer into the Company’s proprietary information and expects that you will abide by restrictive covenants to prior employers.

4.     Required 1-9 Documentation. For purposes of completing the INS 1-9 form, you must provide us sufficient documentation to demonstrate your eligibility to work in the United States on or before your first day of employment. Your employment with the Company is conditioned on your eligibility to work in the United States.

5.     Confidentiality and Other Obligations by You. As part of your employment with the Company, you have been, and will be, exposed to, and provided with, valuable confidential and/or trade secret information concerning the Company and its present and prospective clients. As a result, in order to protect the Company’s legitimate business interests, you agree, as a condition of your employment, to enter into the enclosed Confidentiality Agreement. You must sign and return the Confidentiality Agreement before beginning your employment with the Company.

6.	Section 409A of the Code. Notwithstanding anything in this offer letter to the contrary:

a. If any amount (including imputed income) to be paid to you pursuant to this offer letter as a result of your termination of employment is “deferred compensation” subject to Section 409A of the Code, including any successor statute, regulation and guidance thereto (“Section 409A of the Code”), and if you are a “Specified Employee” (as defined under Section 409A of the Code) as of the date of your termination of employment hereunder, then, to the extent necessary to avoid the imposition of excise taxes or other penalties under Section 409A of the Code, the payment of benefits, if any, scheduled to be paid by the Company to you hereunder during the first 6-month period following the date of a termination of employment hereunder shall not be paid until the date which is the first business day after the earlier of (i) six (6) months have elapsed since your termination of employment for any reason other than death and (ii) your death. Any deferred compensation payments delayed in accordance with the terms of this Section 6(a) shall be paid in a lump sum on such date. Any other payments will be made according to the schedule provided for herein.

b. If any of the benefits set forth in this offer letter are “deferred compensation” under Section 409A of the Code, any termination of employment triggering payment of such benefits must constitute a “separation from service” under Section 409A of the Code before distribution of such benefits can commence, and any payments or benefits under Section 2 shall not be paid, or in the case of installments shall not commence, until the Company’s first normal payroll date that is at least 60 days after the date of termination (the “First Payment Date”). Any installment payments that would have been made to you during the sixty (60) day period immediately following your “separation from service” but for the preceding sentence shall be paid to you on the First Payment Date and the remaining payments shall be made as provided in this offer letter.

c. It is intended that each installment of the payments and benefits provided under this offer letter shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

d. Any reimbursements or direct payment of your expenses subject to Section 409A of the Code shall be made no later than the end of the calendar year following the calendar year in which such expense is incurred by you. Any reimbursement or right to direct payment of your expense in one calendar year shall not affect the amount that may be reimbursed or paid for in any other calendar year, and any reimbursement or payment of your expense (or right thereto) may not be exchanged or liquidated for another benefit or payment.

e. Notwithstanding any other provision of this offer letter to the contrary, the offer letter shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A(a)(l) of the Code. Any provision inconsistent with Section 409A of the Code will be read out of the offer letter. For purposes of clarification, this Section 6.e. shall be a rule of construction and interpretation and nothing in this Section 6.e. shall cause a forfeiture of benefits on the part of you. You acknowledge and agree that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this offer letter, including but not limited to consequences related to Section 409A of the Code.

7.	Section 280G of the Code.

a. Notwithstanding any other provisions of this offer letter, in the event that any payment or benefit by the Company or otherwise to or for the benefit of you, whether paid or payable or distributed or distributable pursuant to the terms of this offer letter or otherwise (all such payments and benefits, including the payments and benefits under Sections 2.a. and 2.b., being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (in the order provided in Section 7.b.) to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

b. The Total Payments shall be reduced in the following order: (i) reduction on a pro-rata basis of any cash severance payments that are exempt from Section 409A of the Code, (ii) reduction on a pro-rata basis any non-cash severance payments or benefits that are exempt from Section 409A of the Code, (iii) reduction on a pro-rata basis of any other payments or benefits that are exempt from Section 409A of the Code, and (iv) reduction of any payments or benefits otherwise payable to you on a pro-rata basis or such other manner that complies with Section 409A of the Code; provided, in case of clauses (ii), (iii) and (iv), that reduction of any payments attributable to the acceleration of vesting of Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time.

c. All determinations regarding the application of this Section 7 shall be made by an accounting firm or consulting group with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by the Company (the “Independent Advisors”). For purposes of determinations, no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, (i) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) or (ii) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company.

d. In the event it is later determined that a greater reduction in the Total Payments should have been made to implement the objective and intent of this Section 7, the excess amount shall be returned immediately by you to the Company.

8.	General.

This offer letter, together with the Confidentiality Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof, including without limitation, the letter agreement between the parties hereto dated March 23, 2015, which is superseded in its entirety by this offer letter. The terms and provisions of this offer letter may be modified or amended only by written agreement executed by the parties hereto, and may be waived (or consent for the departure there from granted) only by a written document executed by the party entitled to the benefits of such terms or provisions.

Because our employment discussions and the terms of your employment are confidential, it is understood that you shall not disclose the fact or terms of such discussions or the terms of your employment with the Company to anyone other than your immediate family and your legal or financial advisor at any time, absent prior written consent from the Company.

The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or to any affiliate. You may not assign your rights and obligations hereunder without the prior written consent of the Company and any such attempted assignment by you without the prior written consent of the Company will be void.

This offer letter and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of the Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof. By accepting this offer of employment, you agree that any action, demand, claim or counterclaim in connection with any aspect of your employment with the Company, or any separation of employment (whether voluntary or involuntary) from the Company, shall be brought in the courts of the Commonwealth of Massachusetts or of the United States of America for the District of Massachusetts, and shall be resolved by a judge alone, and you waive and forever renounce your right to a trial before a civil jury.

This offer shall remain open, unless sooner revoked by the Company, through June 26, 2015.

Please acknowledge acceptance of this employment offer by signing and dating below. Keep one copy for your files and return one executed copy to me.

Simba, we look forward to having you on the team.

Very truly yours,

Evelo Therapeutics, Inc.

By:	/s/ David A. Berry
David A. Berry, MD, PhD
President

Accepted and Agreed to:

/s/ Balkrishan (Simba) Gill
Balkrishan (Simba) Gill

June 25, 2015
Date

April 26, 2018

Balkrishan (Simba) Gill, Ph.D.

c/o Evelo Biosciences, Inc.

620 Memorial Drive, Suite 200

Cambridge, MA 02139

Re: Amendment to Employment Letter

Dear Simba:

Reference is made to that certain employment offer letter, dated as of June 25, 2015 by and between Evelo Biosciences, Inc., formerly known as Evelo Therapeutics, Inc. (the “Company”), and you (the “Employment Letter”). Effective as of consummation of the Company’s initial public offering of stock pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Effective Date”), you and the Company hereby to agree to amend the Employment Letter as follows:

1. As of the Effective Date, Sections 2(a) and 2(b) of the Employment Letter are hereby amended and restated in their entirety to read as follows:

“a. Termination by the Company Other than for Cause or Resignation for Good Reason. If the Company terminates your employment other than for Cause, Disability or death or if you resign your employment with the Company for Good Reason, in each case, other than during the 12 months commencing on a Change in Control, then, subject to (x) your execution and delivery following your termination date of a release of claims against the Company in a form provided by and satisfactory to the Company (a “Release”) that becomes effective and irrevocable within sixty (60) days following your termination date and (y) your continued compliance with the Restrictive Covenant Agreement (as defined in the letter agreement between you and the Company dated April 26, 2018, regarding an amendment to this offer letter), you will be entitled to receive:

(i) Continued payment of your then-current base salary in accordance with the Company’s ordinary payroll practices for 12 months following your termination date; and

(ii) If you properly elect to receive continued coverage under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), direct payment of or reimbursement to you for a portion of your COBRA premiums at the Company’s normal rate of contribution for employees for your (and your covered dependents’) coverage at the level in effect immediately prior to your termination for the period commencing on your termination date and ending on the earliest of (x) the first anniversary of your termination date, (y) the date you and/or your covered dependents become no longer eligible for COBRA, and (z) the date you become eligible to receive comparable healthcare coverage from a subsequent employer (and you agree to promptly notify the Company

Evelo Biosciences, Inc. | 620 Memorial Drive, Suite 200 West, Cambridge, MA 02139 | www.evelobio.com

of such eligibility). Notwithstanding the foregoing, if the Company determines that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company shall in lieu thereof pay you taxable monthly payments in an amount equal to the portion of the healthcare premiums that the Company paid for you and your covered dependents’ group health care coverage for the month in which your termination occurred, which payments shall be made regardless of whether you elect COBRA continuation coverage and will commence in the month following the month in which your termination date occurs and will end on the earliest of (X) the first anniversary of your termination date, (Y) the date that you and/or your covered dependents become no longer eligible for COBRA and (Z) the date you become eligible to receive comparable healthcare coverage from a subsequent employer (and you agree to promptly notify the Company of such eligibility).

b. Change in Control Termination. If the Company terminates your employment other than for Cause, Disability or death or if you resign your employment with the Company for Good Reason, in each case, during the 12 months commencing on a Change in Control, then, subject to (x) your execution and delivery following your termination date of a Release that becomes effective and irrevocable within sixty (60) days following your termination date and (y) your continued compliance with the Restrictive Covenant Agreement, you will be entitled to receive:

(i) An amount equal to 1.5 times the sum of (A) your then-current annual base salary and (B) your target Annual Bonus, payable in substantially equal installments in accordance with the Company’s ordinary payroll practices over the 18 months following your termination date;

(ii) If you properly elect to receive continued coverage under the Company’s group health plans pursuant to COBRA, direct payment of or reimbursement to you for a portion of your COBRA premiums at the Company’s normal rate of contribution for employees for your (and your covered dependents’) coverage at the level in effect immediately prior to your termination for the period commencing on your termination date and ending on the earliest of (x) the 18-month anniversary of your termination date, (y) the date you and/or your covered dependents become no longer eligible for COBRA, and (z) the date you become eligible to receive comparable healthcare coverage from a subsequent employer (and you agree to promptly notify the Company of such eligibility). Notwithstanding the foregoing, if the Company determines that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company shall in lieu thereof pay you taxable monthly payments in an amount equal to the portion of the healthcare premiums that the Company paid for you and your covered dependents’ group health care coverage for the month in which your termination occurred, which payments shall be made regardless of whether you elect COBRA continuation coverage and will commence in the month following the month in which your termination date occurs and will end on the earliest of (X) the first anniversary of your termination date, (Y) the date that you and/or your covered dependents become no longer eligible for COBRA and (Z) the date you become eligible to receive comparable healthcare coverage from a subsequent employer (and you agree to promptly notify the Company of such eligibility); and

(iii) All unvested equity or equity-based awards under any Company equity compensation plans that vest solely based upon the passage of time shall immediately become 100% vested (for the avoidance of doubt, with any such awards that vest in whole or in part based upon the attainment of performance vesting conditions being governed by the terms of the applicable award agreement).”

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2.	As of the Effective Date, Section 2(c)(i) of the Employment Letter is hereby amended and restated in its entirety to read as follows:

“(i) ‘Change in Control’ means a ‘Change in Control’ as defined in the Company’s 2018 Incentive Award Plan. Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any amount payable hereunder which constitutes or provides for the deferral of compensation and is subject to Section 409A, the transaction or event with respect to such amount must also constitute a ‘change in control event,’ as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Section 409A.”

3.	As of the Effective Date, Section 2(c)(iv) of the Employment Letter is hereby amended and restated in its entirety to read as follows:

“(iv) ‘Good Reason’ means you have complied with the Good Reason Process following the occurrence of any of the following actions undertaken by the Company without your express written consent: (i) the material diminution in your responsibilities, authority and function; (ii) a reduction in your base salary or annual bonus opportunity (which reduction shall be disregarded when determining the amount of payments due following a termination of employment for Good Reason); or (iii) a requirement by the Company that you relocate your principal location of employment to a location that is more than fifty (50) miles from your principal work location immediately prior to such relocation.”

As a condition to the effectiveness of this letter agreement you will execute and deliver to the Company contemporaneously with this letter agreement the Employee Information and Inventions Assignment Agreement attached as Exhibit A (the “Restrictive Covenant Agreement”).

Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this letter agreement and the Employment Letter and agree expressly to perform the obligations under this letter agreement and the Employment Letter in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this letter agreement and the Employment Letter, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in the preceding sentence or which becomes bound by the terms of this letter agreement and the Employment Letter by operation of law.

No provision of this letter agreement or the Employment Letter shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of the Company (other than you). No waiver by either party of any breach of, or of compliance with, any condition or provision of this letter agreement or the Employment Letter by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time. This letter agreement, the Restrictive Covenant Agreement and the Employment Letter represent the entire understanding of the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior arrangements and understandings regarding same. The validity, interpretation, construction and performance of this letter agreement and the Employment Letter shall be governed by the laws of the Commonwealth of Massachusetts without regard to conflicts of law that would result in the application of the laws of another state or jurisdiction. The invalidity or unenforceability of any provision or provisions of this letter agreement or the Employment Letter shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect. This letter agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

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Except as expressly set forth in this letter agreement, the Employment Letter shall remain unchanged and shall continue in full force and effect according to its terms.

Sincerely,

Evelo Biosciences, Inc.
By:	/s/ Jonathan Poole
Name: Jonathan Poole
Title: CFO

Acknowledged and Agreed:

/s/ Balkrishan (Simba) Gill, Ph.D.
Balkrishan (Simba) Gill, Ph.D.

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Exhibit A

Restrictive Covenant Agreement

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EVELO BIOSCIENCES, INC.

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT

AGREEMENT

In consideration and as a condition of my employment by Evelo Biosciences, Inc., a Delaware corporation (together with any of its successors or assigns collectively, the “Company”), and my receipt of the compensation paid to me by the Company in the context of that employment, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I, the undersigned, agree as follows:

1. Proprietary Information. During the term of my employment, I may receive and otherwise be exposed, directly or indirectly, to confidential and proprietary information of the Company whether in graphic, written, electronic or oral form, including without limitation~~,~~ information relating to the Company’s business, strategies, designs, products, services and technologies and any derivatives, improvements and enhancements relating to any of the foregoing, or to the Company’s suppliers, customers or business partners (collectively “Proprietary Information”). Proprietary Information may be identified at the time of disclosure as confidential or proprietary or information which by its context would reasonably be deemed to be confidential or proprietary. “Proprietary Information” may also include without limitation (i)(a) unpublished patent disclosures and patent applications and other filings, know-how, trade secrets, works of authorship and other intellectual property, as well as any information regarding ideas, Inventions (as defined in Section 5), technology, and processes, including without limitation assays, sketches, schematics, techniques, drawings, designs, descriptions, specifications and technical documentation, (b) information relating to physical, chemical or biological materials and compounds (including without limitation reagents, gene sequences, nucleic acids, amino acids, cell lines, media, antibodies, antibody fragments, compounds, c-DNAs, antisense nucleotides, proteins, peptides and vectors), their structures, compositions, and formulations, and methods for their handling, use, and manufacture, and processes, apparatus, models relating thereto, (c) specifications, protocols, models, designs, equipment, engineering, algorithms, software programs, software source documents, formulae, (d) information concerning or resulting from any research and development or other project, including without limitation nonclinical and clinical data, experimental work, clinical and product development plans, results from clinical studies, regulatory compliance information, and research, development and regulatory strategies, and (e) business and financial information, including without limitation purchasing, procurement, manufacturing, customer lists, information relating to investors, employees, business and contractual relationships, business forecasts, sales and merchandising, business and marketing plans, product plans, and business strategies, including without limitation information the Company provides regarding third parties, such as, but not limited to, suppliers, customers, employees, investors, or vendors; and (ii) any other information, to the extent such information contains, reflects or is based upon any of the foregoing Proprietary Information. The Proprietary Information may also include information of a third party that is disclosed to you by the Company or such third party at the Company’s direction.

2. Obligations of Non-Use and Nondisclosure. I acknowledge the confidential and secret character of the Proprietary Information, and agree that the Proprietary Information is the sole, exclusive and valuable property of the Company. Accordingly, I agree not to use the Proprietary Information except in the performance of my authorized duties as an employee of the

Company, and not to disclose all or any part of the Proprietary Information in any form to any third party, either during or after the term of my employment, without the prior written consent of the Company on a case-by-case basis. Upon termination of my employment, I agree to cease using and to return to the Company all whole and partial copies and derivatives of the Proprietary Information, whether in my possession or under my direct or indirect control, provided that I am entitled to retain my personal copies of (i) my compensation records, (ii) materials distributed to stockholders generally, and (iii) this Employee Proprietary Information and Inventions Assignment Agreement (this “Agreement”). I understand that my obligations of nondisclosure with respect to Proprietary Information shall not apply to information that I can establish by competent proof (i) was actually in the public domain at the time of disclosure or enters the public domain following disclosure other than as a result of a breach of this Agreement, (ii) is already in my possession without breach of any obligations of confidentiality at the time of disclosure by the Company as shown by my files and records immediately prior to the time of disclosure, or (iii) is obtained by me from a third party not under confidentiality obligations and without a breach of any obligations of confidentiality. If I become compelled by law, regulation (including without limitation the rules of any applicable securities exchange), court order, or other governmental authority to disclose the Proprietary Information, I shall, to the extent possible and permissible under applicable law, first give the Company prompt notice. I agree to cooperate reasonably with the Company in any proceeding to obtain a protective order or other remedy. If such protective order or other remedy is not obtained, I shall only disclose that portion of such Proprietary Information required to be disclosed, in the opinion of my legal counsel. I shall request that confidential treatment be accorded such Proprietary Information, where available. Compulsory disclosures made pursuant to this section shall not relieve me of my obligations of confidentiality and non-use with respect to non-compulsory disclosures. I understand that nothing herein is intended to or shall prevent me from communicating directly with, cooperating with, or providing information to, any federal, state or local government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice. I shall promptly notify my supervisor or any officer of the Company if I learn of any possible unauthorized use or disclosure of Proprietary Information and shall cooperate fully with the Company to enforce its rights in such information.

3. Defend Trade Secrets Act Notice of Immunity Rights. I acknowledge that the Company has provided me with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Proprietary Information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Proprietary Information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (iii) if I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the Proprietary Information to my attorney and use the Proprietary Information in the court proceeding, if I file any document containing the Proprietary Information under seal, and do not disclose the Proprietary Information, except pursuant to court order.

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4. Property of the Company. I acknowledge and agree that all notes, memoranda, reports, drawings, blueprints, manuals, materials, data, emails and other papers and records of every kind, or other tangible or intangible materials which shall come into my possession in the course of my employment with the Company, relating to any Proprietary Information, shall be the sole and exclusive property of the Company and I hereby assign any rights or interests I may obtain in any of the foregoing. I agree to surrender this property to the Company immediately upon termination of my employment with the Company, or at any time upon request by the Company. I further agree that any property situated on the Company’s data systems or on the Company’s premises and owned by the Company, including without limitation electronic storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. I further agree that in the event of termination of my employment with the Company I will execute a Termination Certificate substantially in the form attached hereto as Exhibit A.

5. Inventions.

5.1 Disclosure and Assignment of Inventions. For purposes of this Agreement, an “Invention” shall mean any idea, invention or work of authorship, including, without limitation, any documentation, formula, design, device, code, method, software, technique, process, discovery, concept, improvement, enhancement, development, machine or contribution, in each case whether or not patentable or copyrightable. I will disclose all Inventions promptly in writing to an officer of the Company or to attorneys of the Company in accordance with the Company’s policies and procedures, I will, and hereby do, assign to the Company, without requirement of further writing, without royalty or any other further consideration, my entire right, title and interest throughout the world in and to all Inventions created, conceived, made, developed, and/or reduced to practice by me in the course of my employment by the Company and all intellectual property rights therein. I hereby waive, and agree to waive, any moral rights I may have in any copyrightable work I create or have created on behalf of the Company. I also hereby agree, that for a period of one year after my employment with the Company, I shall disclose to the Company any Inventions that I create, conceive, make, develop, reduce to practice or work on that relate to the work I performed for the Company. The Company agrees that it will use commercially reasonable measures to keep Inventions disclosed to it pursuant to this Section 5.1 that do not constitute Inventions to be owned by the Company in confidence and shall not use any Inventions for its own advantage, unless in either case those Inventions are assigned or assignable to the Company pursuant to this Section 5.1 or otherwise.

5.2 Certain Exemptions. The obligations to assign Inventions set forth in Section 5.1 apply with respect to all Inventions (a) whether or not such Inventions are conceived, made, developed or worked on by me during my regular hours of employment with the Company; (b) whether or not the Invention was made at the suggestion of the Company; (c) whether or not the Invention was reduced to drawings, written description, documentation, models or other tangible form; and (d) whether or not the Invention is related to the general line of business engaged in by the Company, but do not apply to Inventions that (x) I develop entirely on my own time or after the date of this Agreement without using the Company’s equipment, supplies, facilities or Proprietary Information; (y) do not relate to the Company’s business, or actual or demonstrably anticipated research or development of the Company at the time of conception or reduction to practice of the Invention; and (z) do not result from and are not related to any work performed by me for the Company. I hereby acknowledge and agree that the Company has notified me that, if I reside in the state of California, assignments provided for in Section 5.1 do not apply to any Invention which qualifies fully for exemption from assignment

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under the provisions of Section 2870 of the California Labor Code (“Section 2870”), a copy of which is attached as Exhibit B. If applicable, at the time of disclosure of an Invention that I believe qualifies under Section 2870, I shall provide to the Company, in writing, evidence to substantiate the belief that such Invention qualifies under Section 2870. I further understand that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, Section 5.1 shall be interpreted not to apply to any Invention which a court rules and/or the Company agrees falls within such classes.

5.3 Records. I will make and maintain adequate and current written records of all Inventions covered by Section 5.1. These records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, notebooks and any other format. These records shall be and remain the property of the Company at all times and shall be made available to the Company at all times.

5.4 Patents and Other Rights. I agree to assist the Company in obtaining, maintaining and enforcing patents, invention assignments and copyright assignments, and other proprietary rights in connection with any Invention covered by Section 5.1, and will otherwise assist the Company as reasonably required by the Company to perfect in the Company the rights, title and other interests in my work product granted to the Company under this Agreement (both in the United States and foreign countries). I further agree that my obligations under this Section 5.4 shall continue beyond the termination of my employment with the Company, but if I am requested by the Company to render such assistance after the termination of such employment, I shall be entitled to a fair and reasonable rate of compensation for such assistance, and to reimbursement of any expenses incurred at the request of the Company relating to such assistance. If the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified above, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 5.4 with the same legal force and effect as if executed by me.

5.5 Prior Contracts and Inventions; Information Belonging to Third Parties. I represent and warrant that, except as set forth on Exhibit C, I am not required, and I have not been required during the course of work for the Company or its predecessors, to assign Inventions under any other contracts that are now or were previously in existence between me and any other person or entity. I further represent that (i) I am not obligated under any consulting, employment or other agreement that would affect the Company’s rights or my duties under this Agreement, and I shall not enter into any such agreement or obligation during the period of my employment by the Company, (ii) there is no action, investigation, or proceeding pending or threatened, or any basis therefor known to me involving my prior employment or any consultancy or the use of any information or techniques alleged to be proprietary to any former employer, and (iii) the performance of my duties as an employee of the Company do not and will not breach, or constitute a default under any agreement to which I am bound, including any agreement limiting the use or disclosure of proprietary information acquired in confidence prior to engagement by the Company or if applicable, any agreement to refrain from competing, directly or indirectly, with the business of such previous employer or any other party or to refrain

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from soliciting employees, customers or suppliers of such previous employer or other party. I will not, in connection with my employment by the Company, use or disclose to the Company any confidential, trade secret or other proprietary information of any previous employer or other person to which I am not lawfully entitled. As a matter of record, I attach as Exhibit C a brief description of all Inventions made or conceived by me prior to my employment with the Company which I desire to be excluded from this Agreement (“Background Technology”). If full disclosure of any Background Technology would breach or constitute a default under any agreement to which I am bound, including any agreement limiting the use or disclosure of proprietary information acquired in confidence prior to engagement by the Company, I understand that I am to describe such Background Technology in Exhibit C at the most specific level possible without violating any such prior agreement. Without limiting my obligations or representations under this Section 5.5, if I use any Background Technology in the course of my employment or incorporate any Background Technology in any product, service or other offering of the Company, I hereby grant the Company a non-exclusive, royalty-free, perpetual and irrevocable, worldwide right to use and sublicense the use of Background Technology for the purpose of developing, marketing, selling and supporting Company technology, products and services, either directly or through multiple tiers of distribution, but not for the purpose of marketing Background Technology separately from Company products or services.

5.6 Works Made for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment with the Company and which are eligible for copyright protection are “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

6. Restrictive Covenants.

6.1 Non-Competition. During the term of my employment by the Company and, to the extent permitted under applicable law, for a period of one year thereafter, I will not without the prior written approval of an executive officer of the Company, (a) engage in any other professional employment or consulting, or (b) directly or indirectly participate in or assist any business (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company), in each case, which is a current or potential supplier, customer or competitor of the Company, including but not limited to any business or enterprise that develops, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service developed, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed, sold or provided, by the Company while I was employed by the Company. If I am an executive officer of the Company, any of the foregoing activities shall require the approval of the Board of Directors of the Company. Notwithstanding the foregoing, this section shall not apply to services rendered by me in California after the date my employment by the Company terminates.

6.2 Non-Solicitation. During the term of my employment with the Company and for a period of one year thereafter, I will not (i) solicit, encourage, induce or attempt to induce or assist others to solicit, encourage, induce or attempt to induce any employees, consultants or independent contractors of the Company to terminate their employment or other engagement with the Company or (ii) hire, or recruit or attempt to hire, or engage or attempt to engage as an independent contractor, any person who was employed or otherwise engaged by the Company at any time during the term of the my employment with the Company; provided, that

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this clause (ii) shall not apply to the recruitment or hiring or other engagement of any individual whose employment or other engagement with the Company has been terminated for a period of six months or longer. During the term of my employment with the Company and for a period of one year thereafter, I will not solicit, divert or take away, or attempt to divert or take away, the business of any customer or client of the Company (served by the Company during the 12-month period prior to the termination of my employment with the Company) on my own behalf or on behalf of any person or entity other than the Company; provided, however, that this restriction shall not apply to services rendered by me in California after the date my employment by the Company terminates.

6.3 Extension. Without limiting the Company’s ability to seek other remedies available in law or equity, if I violate the provisions of Sections 6.1 or 6.2 (the “Restrictive Covenants”), I shall continue to be bound by the restrictions set forth in such sections until a period of one year has expired without any violation of such provisions.

6.4 Interpretation. If any restriction set forth in the Restrictive Covenants is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

7. Notification to Other Parties. In the event of termination of my employment with the Company, I hereby consent to notification by the Company to my new employer or other party for whom I work about my rights and obligations under this Agreement.

8. Employment at Will. I understand and agree that my employment with the Company is at will. Accordingly, my employment can be terminated, without cause or notice, at my option or the Company’s option. The at-will nature of my employment also means that I can be transferred or demoted, and my job title, compensation, benefits and other terms and conditions of employment can be reduced, without cause. I acknowledge that such changes shall not affect the enforceability of the Restrictive Covenants. This at-will status of my employment relationship with the Company shall remain in force and effect throughout my employment with the Company and the Restrictive Covenants will remain in effect for the periods specified in this Agreement, unless such status or Restrictive Covenants are modified by a further written agreement signed by both an authorized officer of the Company and me which expressly alters such status or such Restrictive Covenants.

9. Miscellaneous.

9.1 The parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors, and administrators and permitted assigns. I will not assign this Agreement or my obligations hereunder without the prior written consent of the Company, which consent may be withheld in the Company’s sole discretion, and any such purported assignment without consent shall be null and void from the beginning. I agree that the Company may freely assign or otherwise transfer this Agreement to any affiliate or successor in interest (whether by way of merger, sale, acquisition or corporate re-organization or any substantially similar process) of the Company.

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9.2 This Agreement constitutes the parties’ final, exclusive and complete understanding and agreement with respect to the subject matter hereof, and supersedes all prior and contemporaneous understandings and agreements, whether oral or written, relating to its subject matter.

9.3 Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement. This Agreement may not be waived, modified or amended unless mutually agreed upon in writing by both parties. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

9.4 If any provision of this Agreement is found by a proper authority to be unenforceable or invalid such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole and in such event, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

9.5 I acknowledge that the Company will suffer substantial damages not readily ascertainable or compensable in terms of money in the event of the breach of any of my obligations under this Agreement. I therefore agree that the Company shall be entitled (without limitation of any other rights or remedies otherwise available to the Company) to obtain an injunction from any court of competent jurisdiction prohibiting the continuance or recurrence of any breach of this Agreement.

9.6 The rights and obligations of the parties under this Agreement shall be governed in all respects by the laws of the Commonwealth of Massachusetts exclusively, without reference to any conflict laws rule that would result in the application of the laws of any other jurisdiction. I agree that upon the Company’s request, all disputes arising hereunder shall be adjudicated in the state and federal courts having jurisdiction over disputes arising in the Commonwealth of Massachusetts, and I hereby agree to consent to the personal jurisdiction of such courts. The Company and I each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

9.7 Any notices required or permitted hereunder shall be given to the appropriate party at the address specified on the signature page to this Agreement or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery, or sent by certified or registered mail, postage prepaid, three (3) days after the date of mailing.

9.8 Except as otherwise provided herein, the provisions of this Agreement shall survive the termination of my employment with the Company for any reason.

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9.9 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

I ACKNOWLEDGE THAT I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL AND THAT I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT THE COMPANY WILL RETAIN ONE COUNTERPART AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

(Signature Page Follows)

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IN WITNESS WHEREOF, I have executed this document as of                         , 2018.

Employee:

Address:

AGREED AND ACKNOWLEDGED:

EVELO BIOSCIENCES, INC.

By:

Name:

Title:

Address:

[Signature Page to Proprietary Information and Invention Assignment Agreement]

Exhibit A

Termination Certificate

I, the undersigned, hereby certify that I do not have in my possession, nor have I failed to return, any documents or materials relating to the business of Evelo Biosciences, Inc. or its affiliates (the “Company”), or copies thereof, including, without limitation, any item of Proprietary Information listed in Section 4 of the Company’s Employee Proprietary Information and Inventions Assignment Agreement (the “Agreement”) to which I am a party, but not including copies of my own employment records.

I further certify that I have complied with all of the terms of the Agreement signed by me, including the reporting of any Inventions (as defined in the Agreement) covered by the Agreement.

I further agree that in compliance with the Agreement, I will preserve as confidential any information relating to the Company or any of it business partners, clients, consultants or licensees which has been disclosed to me in confidence during the course of my employment by the Company unless authorized in writing to disclose such information (i) by an executive officer of the Company, in the event that I am not an executive officer of the Company, or (ii) by the Board of Directors of the Company, in the event that I am an executive officer of the Company. I understand that nothing herein is intended to or shall prevent me from communicating directly with, cooperating with, or providing information to, any federal, state or local government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice.

Date:

(Employee’s Signature)

(Printed or Typed Name of Employee)

Exhibit B

California Labor Code

California Labor Code § 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a)	Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the employee for the employer.

(b)	To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Exhibit C

Background Technology

List here prior contracts to assign Inventions that are now in existence between any other person or entity and you.

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List here previous Inventions which you desire to have specifically excluded from the operation of this Agreement. Continue on reverse side if necessary.

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